Exhibit 99.1

NEWS/INFORMATION
Corporate Relations
P.O. Box 695011
Orlando, FL 32869-5011
Contacts:
(Analysts) Matthew Stroud	407-245-5288
(Media) Bob McAdam	407-245-5404

DARDEN’S BOARD APPOINTS ADDITIONAL DIRECTOR

Former Director Bill Simon Returning, Providing Valuable Insights and Continuity

ORLANDO, Fla., – October 16, 2014 – Darden Restaurants, Inc. (NYSE: DRI) today announced that its Board of Directors has appointed William S. Simon to the company’s Board, effective immediately. As a result of this action, the Board also voted to expand the number of seats on the Board to 13. Simon, most recently the Chief Executive Officer of Walmart U.S. and a former senior executive at Brinker International, previously served on Darden’s Board for two years but did not stand for re-election at the Company’s Annual Meeting earlier this month. The Board will continue to evaluate additional qualified candidates and may, or may not, make an additional appointment to the Board in the future.

Speaking on behalf of the Board, Jeffrey C. Smith, Darden’s Independent Non-Executive Chairman, commented, “My fellow Board members and I are pleased that Bill has agreed to return as a Director.
As previously indicated, we were willing to consider the right former director with the skill sets, experience and perspectives that would best complement the new Board members. Given Bill’s extensive experience leading global consumer retail companies as well as his experience with companies in the restaurant, food and beverage industries, he certainly fits that criteria.”

Commenting on the appointment, Simon said, “Darden has a solid foundation in place, and I’m excited to be a part of the new Board as we work to build on the current momentum and unlock the Company’s full potential.”

Simon, 55, served as President and Chief Executive Officer of Walmart U.S. from June 2010 to August 2014. Previously, he served as Executive Vice President and Chief Operating Officer of Walmart U.S. from March 2007 to June 2010 and Executive Vice President of Professional Services and New Business Development from March 2006 to March 2007. Prior to joining Walmart, Simon held senior executive positions at Brinker International, Inc., Diageo North America, Inc. and Cadbury Schweppes plc. Simon also served as Secretary of the Florida Department of Management Services and served 25 years in the U.S. Navy and Naval Reserves.

About Darden Restaurants
Darden Restaurants, Inc., (NYSE: DRI), owns and operates more than 1,500 restaurants that generate approximately $6.3 billion in annual sales. Headquartered in Orlando, Fla., and employing 150,000 people, Darden is recognized for a culture that rewards caring for and responding to people. In 2014, Darden was named to the FORTUNE “100 Best Companies to Work For” list for the fourth year in a row. Our restaurant brands – Olive Garden®, LongHorn Steakhouse®, Bahama Breeze®, Seasons 52®, The Capital Grille®, Eddie V’s® and Yard House® – reflect the rich diversity of those who dine with us. Our brands are built on deep insights into what our guests want. For more information, please visit www.darden.com.

Information About Forward-Looking Statements
Forward-looking statements in this communication regarding our ability to improve performance across our brands and enhance shareholder value and all other statements that are not historical facts, including without limitation statements concerning our future economic performance, plans or objectives and expectations, benefits to Darden and its shareholders from such sale and related matters, are made under the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995. Any forward-looking statements speak only as of the date on which such statements are made, and we undertake no obligation to update such statements to reflect events or circumstances arising after such date except as required by law. We wish to caution investors not to place undue reliance on any such forward-looking statements. By their nature, forward-looking statements involve risks and uncertainties that could cause actual results to materially differ from those anticipated in the statements. The most significant of these uncertainties are described in Darden's Form 10-K, Form 10-Q and Form 8-K reports (including all amendments to those reports). These risks and uncertainties include the ability to achieve Darden’s strategic plan to enhance shareholder value including realizing the expected benefits from the sale of Red Lobster, food safety and food-borne illness concerns, litigation, unfavorable publicity, risks relating to public policy changes and federal, state and local regulation of our business including health care reform, labor and insurance costs, technology failures, failure to execute a business continuity plan following a disaster, health concerns including virus outbreaks, intense competition, failure to drive sales growth, our plans to expand our smaller brands Bahama Breeze, Seasons 52 and Eddie V's, a lack of suitable new restaurant locations, higher-than-anticipated costs to open, close, relocate or remodel restaurants, a failure to execute innovative marketing tactics and increased advertising and marketing costs, a failure to develop and recruit effective leaders, a failure to address cost pressures, shortages or interruptions in the delivery of food and other products, adverse weather conditions and natural disasters, volatility in the market value of derivatives, economic factors specific to the restaurant industry and general macroeconomic factors including unemployment and interest rates, disruptions in the financial markets, risks of doing business with franchisees and vendors in foreign markets, failure to protect our service marks or other intellectual property, impairment in the carrying value of our goodwill or other intangible assets, a failure of our internal controls over financial reporting, or changes in accounting standards, an inability or failure to manage the accelerated impact of social media and other factors and uncertainties discussed from time to time in reports filed by Darden with the Securities and Exchange Commission.